As filed with the Securities and Exchange Commission on May 15, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

i-STAT Corporation
(Exact name of registrant as specified in its charter)

Delaware	22-2542664
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

104 Windsor Center Drive, East Windsor, NJ 08520
(Address of principal executive offices) (Zip code)

i-STAT Corporation
Equity Incentive Plan
(Full title of the plan)

Lorin J. Randall
Vice President of Finance, Treasurer
and Chief Financial Officer
i-STAT Corporation
104 Windsor Center Drive
East Windsor, NJ 08520
(Name and address of agent for service)

609-443-9300
(Registrant’s telephone number, including area code)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Securities	Amount to be	Offering Price	Proposed Maximum Aggregate	Amount of
to be Registered	Registered(1)	per Share(2)	Offering Price(2)	Registration Fee (2)
Common Stock, par $0.15	2,000,000	$7.74	$15,480,000	$1,252.33

(1)     Pursuant to Rule 416(b) of the Securities Act of 1933, as amended (the“Securities Act”), this amount shall be deemed to cover securities resulting from the split of, or the stock dividend on, or any other anti-dilution mechanisms on, the registered securities.

(2)     Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of the high and low prices of the Common Stock of the Registrant on the NASDAQ National Market System on May 14, 2003.

EXPLANATORY NOTE

On February 5, 2002, the Board of Directors of i-STAT Corporation (the “Registrant” or the “Company”) approved an amendment to the Company’s Equity Incentive Plan (the “Plan”) to increase the maximum number of shares of the Company’s common stock, par value $0.15 (the “Common Stock”), that may be issued under the Plan by 2,000,000 shares. A majority of the stockholders of the Company approved this amendment at the Company’s 2002 Annual Meeting of Stockholders that was held on May 30, 2002. This Registration Statement has been filed to register the additional 2,000,000 shares of Common Stock issuable pursuant to options to be granted under the Plan, as amended.

The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Company’s previously filed Registration Statement on Form S-8 filed on October 6, 1998 (Registration No.: 333-65357) (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8, except as otherwise modified herein, the contents of the Prior Registration Statement, including periodic reports that the Company filed after the Prior Registration Statement to maintain current information about the Company, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8. EXHIBITS.

The exhibits filed as part of this Registration Statement are as follows:

EXHIBIT	NO.	DESCRIPTION

4.1	Restated Certificate of Incorporation of I-STAT Corporation (Form S-8/S-3 Registration Statement, File No. 33-48889)*

4.2	Bylaws, as amended (Form 10-K for the fiscal year ended December 31, 1996)*

4.3	Certificate of Designation, Preferences and Rights of Series A Preferred Stock (Form 8-K, dated July 10, 1995 and amended on September 11, 1995)*

4.4	Certificate of Designation, Preferences and Rights of Series C Preferred Stock (Form 10-Q for the quarterly period ended September 30, 2001)*

4.5	Certificate of Amendment to the Restated Certificate of Incorporation (Form 10-Q for the quarterly period ended September 30, 2001)*

4.6	Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock (Form 10-K for the fiscal year ended December 31, 2001)*

4.7	i-STAT Corporation Equity Incentive Plan

4.8	Specimen of Common Stock Certificate (Form S-1, Registration Statement, File No. 33-44800)*

4.9	Stockholder Protection Agreement, dated as of June 26, 1995, between the Registrant and First Fidelity Bank, National Association (Form 8-K, dated July 10, 1995 and amended September 11, 1995)*

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on the Signature Page of this Registration Statement)

* These items are hereby incorporated by reference from the exhibits of the filing or report indicated (except where noted, Commission File No. 0-19841) and are hereby made a part of this Registration Statement.

ITEM 9. UNDERTAKINGS.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Windsor, State of New Jersey, on May 15, 2003.

i-STAT CORPORATION

BY: /s/William P. Moffitt
William P. Moffitt
President and Chief Executive Officer

Powers of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Moffitt and Lorin J. Randall, or either of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM P. MOFFITT William P. Moffitt	President, Chief Executive Officer and Director (Principal Executive Officer)	May 15, 2003
/s/ LORIN J. RANDALL Lorin J. Randall	Vice President of Finance, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	May 15, 2003
/s/ J. ROBERT BUCHANAN J. Robert Buchanan	Chairman of the Board	May 15, 2003
/s/ SAM H. ELETR Sam H. Eletr	Director	May 15, 2003
/s/ DANIEL R. FRANK Daniel R. Frank	Director	May 15, 2003
/s/ LIONEL N. STERLING Lionel N. Sterling	Director	May 15, 2003
/s/ ANNE M. VANLENT Anne M. VanLent	Director	May 15, 2003

Exhibit 4.7

i-STAT CORPORATION
EQUITY INCENTIVE PLAN

1.    Purpose.

        The purpose of this plan (the “Plan”) is to secure for i-STAT Corporation (the “Company”) and its stockholders the benefits arising from capital stock ownership by employees and members of the Board of Directors of, and consultants and advisors to, the Company and any Parent Corporation, or Subsidiary (each as defined in Section 15 hereof), who are expected to contribute to the Company’s future growth and success.

2.    Types of Awards and Administration.

(a)    Types of Awards. Awards pursuant to this Plan shall be authorized by action of the Board of Directors of the Company (or a Committee designated by the Board of Directors) and may be (i) incentive stock options (“Incentive Stock Options”) to purchase shares of the Company’s Common Stock, par value $.15 per share (“Common Stock”), meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) non-statutory options to purchase shares of Common Stock, which are not intended to meet the requirements of Code Section 422 (“Non-Statutory Stock Options” and, together with Incentive Stock Options, “Options”), or (iii) shares of Common Stock (“Restricted Shares” and, together with “Options”, “Awards”).

(b)     Administration. This Plan will be administered by the Board of Directors of the Company, whose construction and interpretation of the terms and provisions hereof shall be final and conclusive. The Board of Directors may in its sole discretion make Awards and authorize the Company to issue shares of Common Stock pursuant to such Awards, as provided in, and subject to the terms and conditions of, this Plan. The Board shall have authority, subject to the express provisions of this Plan, to construe this Plan and the respective written agreements setting forth the terms and conditions of an Award (each, an “Award Agreement”), to prescribe, amend and rescind rules and regulations relating to this Plan, to determine the terms and provisions of Award Agreements, which need not be identical, to advance the lapse of any waiting, forfeiture or installment periods and exercise dates, and to make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of this Plan. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry this Plan into effect and it shall be the sole and final judge of such expediency. No director shall be liable for any action or determination taken or made in good faith under or with respect to this Plan or any Award.

(c)     Delegation of Authority. The Board of Directors may, to the full extent permitted by law, delegate any or all of its powers under this Plan to a committee (the “Committee”) of two or more directors each of whom is a Non-Employee Director (as hereinafter defined), and if the Committee is so appointed all references to the Board of Directors in this Plan shall mean and relate to such Committee to the extent of the powers so delegated. For the purposes of this Plan, a director or member of such Committee shall be deemed to be a “Non-Employee Director” only if such person qualifies as a “Non-Employee Director” within the meaning of paragraph (b)(3) of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor rule.

(d)     Limitation on Options Granted in Any Twelve Months. No individual may be granted, in any twelve-month period, Options under this Plan which are exercisable with respect to more than 200,000 shares of Common Stock.

3.    Eligibility.

        Awards shall be made only to persons who are, at the time of grant, officers, employees or directors of, or consultants or advisors to, (provided, in the case of Incentive Stock Options, such directors or officers are then also employees of) the Company or any Parent Corporation or Subsidiary. A person who has been granted an Award may, if such person is otherwise eligible, be granted an additional Award or Awards if the Board of Directors shall so determine.

4.    Stock Subject to Plan.

        Subject to adjustment as provided in Sections 11 and 12 hereof, the maximum number of shares of Common Stock of the Company which may be issued and sold pursuant to Awards made under this Plan is 4,300,000 shares. Such shares may be authorized and unissued shares or may be shares issued and thereafter acquired by the Company. If either (i) Restricted Shares are forfeited following their award under this Plan, or (ii) Options granted under this Plan are canceled, or expire or terminate for any reason without having been exercised in full, the forfeited Restricted Shares, or the unpurchased shares of Common Stock subject to any such Option, as the case may be, shall again be available for subsequent Awards under this Plan. Restricted Shares, Options and shares of Common Stock issuable upon exercise of Options granted under this Plan may be subject to transfer restrictions, repurchase rights or other restrictions as shall be determined by the Board of Directors.

5.    Award Agreements.

        As a condition to the grant of an Award under this Plan, each recipient of an Award shall sign an Award Agreement not inconsistent with this Plan in such form, and providing for such terms and conditions, as the Board of Directors shall determine at the time such Award is authorized to be granted. Such Award Agreements need not be identical but shall comply with, and be subject to, the terms and conditions set forth herein.

6.    Options Generally.

(a)     Purchase Price. The purchase price per share of Common Stock deliverable upon the exercise of an Option (hereinafter sometimes referred to as the “exercise price”) shall be not less than the fair market value of the Common Stock as determined by the Board of Directors on the date such Option is authorized to be granted. The “fair market value” of the Common Stock on any date (the “Value Date”) shall mean (i) the closing price of the Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or, if the Common Stock is listed on a stock exchange, the principal stock exchange on which the Common Stock is listed, on the last trading day prior to the Value Date for which a closing price is available, or (ii) if the Board of Directors determines, in the exercise of its business judgment, that such closing price does not properly reflect the fair market value of the Common Stock on the Value Date, then such other price as may then be determined in good faith by the Board of Directors. If the Common Stock is not reported on NASDAQ or listed on any stock exchange, then the “fair market value” shall be determined in good faith by the Board of Directors.

(b)     Payment of Exercise Price. Payment of the exercise price of an Option shall be in cash or, in the sole discretion of the Board of Directors, in capital stock of the Company, by the surrender of other rights to purchase capital stock of the Company (including Options)or by any other lawful means. The Company may, in its sole discretion, make loans to an Option holder in an amount equal to all or part of the exercise price of Options held by such Option holder; provided, that the grant of a loan on any occasion to one or more Option holder(s) shall not obligate the Company to grant loans on any other occasion or to such or any other Option holder.

(c)     Option Term. Each Option and all rights thereunder shall expire on such date as the Board of Directors shall determine on the date such Option is authorized to be granted, but in no event may any Option remain in effect after the expiration of ten years from the day on which such Option is granted (or five years in the case of Options described in paragraph (b) of Section 7), and such Option shall be subject to earlier termination as provided in this Plan. Notwithstanding the foregoing, except with respect to Incentive Stock Options, if at any time during the last six (6) months of the term of any Option, the holder thereof is precluded from selling shares of Common Stock underlying such Option solely by reason of the application to such holder of the Company’s “Policy Regarding Confidential Information and Insider Trading For All Employees and Directors” (or similar successor policy), the term of such Option shall be deemed automatically extended by a period equal to six (6) months beginning with the first day during which such Option holder shall no longer be so precluded.

(d)     Exercise of Options. Each Option shall be exercisable either in full or in installments at such time or times and during such period as shall be set forth in the Award Agreement evidencing such Option; provided, however, that, subject to the exception set forth in paragraph (c) above, (i) no Option shall have a term in excess of ten years from the date of grant (or five years in the case of Options described in paragraph (b) of Section 7), and (ii) the periods of time following an Option holder’s cessation of employment with the Company, any Parent Corporation or Subsidiary, or service as an Outside Director (as defined in Section 9 hereof), or as consultant or advisor to the Company, any Parent Corporation or Subsidiary, or following an Option holder’s death or disability, during which an Option may be exercised, as provided in paragraph (f) below, shall not be included for purposes of determining the number of shares of Common Stock with respect to which such Option may be exercised.

(e)     Rights as a Stockholder. The holder of an Option shall have no rights as a stockholder with respect to any shares covered by the Option until the date of issue of a stock certificate to such person for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

(f)     Effect of Cessation of Service. Notwithstanding anything contained in this Plan to the contrary, no Option may be exercised unless, at the time of such exercise, the recipient is, and has been continuously since the date of grant of such person’s Option, employed by, or serving as an Outside Director, consultant or advisor to one or more of the Company, a Parent Corporation or a Subsidiary, except that if and to the extent the applicable Award Agreement so provides:

(i)     the Option may be exercised within the period of three months after the date the holder thereof ceases to be employed by or to serve as an Outside Director of or consultant or advisor to any of the foregoing entities (or within such lesser period as may be specified in the Award Agreement) for any reason other than death or disability;

(ii)     if the holder thereof dies while in the employ of, or serving as an Outside Director of or consultant or advisor to, the Company, a Parent Corporation or a Subsidiary or within three months after such holder ceases to be such an employee, Outside Director, consultant or advisor, the Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the Award Agreement); and

(iii)     if the holder thereof becomes disabled (within the meaning of Section 22(e)(3) of the Code) while in the employ of or serving as an Outside Director of or consultant or advisor to the Company, a Parent Corporation or a Subsidiary, the Option may be exercised within the period of one year after the date such holder ceases to be an employee or Outside Director of, or consultant or advisor to, any of the foregoing entities because of such disability (or within such lesser period as may be specified in the Award Agreement);

        provided, however, that in no event may any Option be exercised after the expiration date of the Option, except to the extent provided in paragraph (c) above. In the case of a holder of a Non-Statutory Stock Option whose relationship with the Company or any Parent Corporation or Subsidiary changes during the term of such Option in a manner that does not constitute a complete separation therefrom (for example, from employee to consultant or director, or vice versa), the Board shall have authority to determine whether or not such change constitutes a cessation of employment or service for purposes of this paragraph.

(g)     Transfer Restrictions. Except as otherwise approved by the Board of Directors, during the life of the holder thereof an Option shall be exercisable only by or on behalf of such person and no Option granted under the Plan shall be assignable or transferable by the person to whom it is granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution.

(h)     Other Awards. Awards of Options may be made alone, in addition to or in tandem with Awards of Restricted Shares under the Plan.

7.    Incentive Stock Options.

        Options granted under the Plan which are intended to be Incentive Stock Options shall be specifically designated as Incentive Stock Options and shall be subject to the following additional terms and conditions:

(a)     Dollar Limitation. The aggregate fair market value (determined as of the respective date or dates of the grant) of the Common Stock with respect to which Incentive Stock Options granted to any employee under the Plan (and under any other incentive stock option plans of the Company, and any Parent Corporation and Subsidiary) are exercisable for the first time shall not exceed $100,000 in any one calendar year. In the event that Section 422 of the Code is amended to alter the limitation set forth therein so that following such amendment such limitation shall differ from the limitation set forth in this paragraph (a), the limitation of this paragraph (a) shall be automatically adjusted accordingly.

(b)     10% Stockholder. If any employee to whom an Incentive Stock Option is to be granted under the Plan is at the time of the grant of such Option the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent Corporation or any Subsidiary, then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

(i)     the purchase price per share of Common Stock subject to such Incentive Stock Option shall not be less than 110% of the fair market value thereof at the time of grant; and

(ii)     the exercise period of such Incentive Stock Option shall not exceed five years from the date of grant.

Except as modified by the preceding provisions of this Section 7, all the provisions of the Plan applicable to Options generally shall be applicable to Incentive Stock Options granted hereunder.

8.    Restricted Shares.

(a)     Awards of Shares. Awards of Restricted Shares may be made under this Plan on such terms and conditions as the Board of Directors may from time to time approve. Awards of Restricted Shares may be made alone, in addition to or in tandem with Awards of Options under this Plan. Subject to the terms of this Plan, the Board of Directors shall determine the number of Restricted Shares to be awarded to each recipient and the Board of Directors may impose different terms and conditions on a Restricted Share Award than on any other Award made to the same recipient or other Award recipients. Each recipient of Restricted Shares shall, except in the circumstances described in paragraph (b) below, be issued one or more stock certificates evidencing such Restricted Shares. Each such certificate shall be registered in the name of such recipient, and shall bear an appropriate legend referring to the terms and conditions applicable to the Restricted Shares evidenced thereby.

(b)     Forfeiture of Restricted Shares. In making an Award of Restricted Shares, the Board of Directors may impose a requirement that the recipient must remain in the employment or service (including service as an Outside Director, advisor or consultant) of the Company or any Parent Corporation or Subsidiary for a specified minimum period of time, or else forfeit all or a portion of such Restricted Shares. In the case of a holder of Restricted Shares whose relationship with the Company or any Parent Corporation or Subsidiary changes during the term of any applicable forfeiture period in a manner that does not constitute a complete separation therefrom (for example, from employee to consultant or director, or vise versa), the Board shall have authority to determine whether or not such change constitutes a cessation of employment or service for purposes of such requirement. In such case, the certificate(s) evidencing the Restricted Shares shall be held in custody by the Company until such Shares are no longer subject to forfeiture.

(c)     Rights as a Stockholder; Stock Dividends. Subject to any restrictions set forth in the applicable Award Agreement, a recipient of Restricted Shares shall have voting, dividend and all other rights of a stockholder of the Company as of the date such Shares are issued and registered in recipient’s name (whether or not certificates evidencing such Shares are delivered to such recipient). Except as may otherwise be set forth in the applicable Award Agreement, stock dividends issued with respect to Restricted Shares shall be treated as additional Restricted Shares under the applicable Award Agreement and shall be subject to the same terms and conditions that apply to the Restricted Shares with respect to which such dividends are issued.

9.     Annual Automatic Awards to Outside Directors.

(a)     Annual Automatic Awards of Options and Restricted Shares to Outside Directors. Each member of the Board of Directors of the Company who is not an employee of the Company or of any Parent Corporation or Subsidiary and who was not designated to the Board of Directors pursuant to a contractual right to be so designated (each, an “Outside Director”) shall be granted, upon such person’s election and re-election as an Outside Director, (i) Non-Statutory Stock Options to purchase that number of shares of Common Stock which results in such Options having a value, as of their grant date, of approximately $33,333.33 (the “Award Value”), and (ii) that number of Restricted Shares which, when multiplied by the fair market value of a share of Common Stock on the date of grant, of such Shares, have a fair market value on such date of approximately $33,333.33. For purposes of clause (i) above, the value of Non-Statutory Stock Options shall be determined in accordance with paragraph (c) of this Section 9 and, for purposes of clause (ii) above, fair market value shall be determined in accordance with paragraph (a) of Section 6 hereof.

        If an Outside Director is elected other than at an annual meeting of the Company’s stockholder (an “Annual Meeting”), the Award Value shall be reduced to the result of the multiplication of the Award Value by a fraction, (i) the numerator of which shall be the difference between 365 and the number of days elapsed since the Annual Meeting immediately preceding such Outside Director’s election and (ii) the denominator of which shall be 365.

        If, as a result of the computations set forth in the first paragraph of this Section 9(a), the number of shares of Common Stock underlying Options or constituting Restricted Shares to be awarded to an Outside Director is less than a whole number, such number shall be rounded down to the nearest whole number, and the fair market value (determined in the same manner as for purposes of computing the applicable Award Value) of any fractional shares shall be paid to the Outside Director in cash.

(b)     Terms and Conditions of Awards to Outside Directors. Awards granted to Outside Directors pursuant to this Section 9 shall (i) in the case of Options, not be exercisable prior to (and will be fully exercisable from and after), and (ii) in the case of Restricted Shares, be subject to complete forfeiture prior to, the later of the 30th day following the grant date or the day immediately preceding the end of the Company’s fiscal quarter in which they are granted. In each such case, the Outside Director must have been in continuous service as such since the date of grant of such Options or Restricted Shares in order for such Options to become exercisable and/or for such Restricted Shares to no longer be subject to forfeiture. Options granted to Outside Directors are exercisable at an exercise price per share of Common Stock underlying such Options equal to the fair market value thereof on the date of grant, as determined in accordance with paragraph (a) of Section 6 hereof, and shall expire ten years after the date of grant except to the extent extended as provided in paragraph (c) of Section 6 hereof. Shares purchased upon the exercise of any Option granted under this Section 9 may not be sold prior to the expiration of six (6) months after the date of grant of such Option.

(c)     Valuation Method for Awards of Non-Statutory Stock Options to Outside Directors. The Black-Scholes valuation method shall be used to determine the value of Options granted to Outside Directors pursuant to this Section 9, for which purpose the following are assumed: (i) a volatility measure based on the twelve months ending immediately prior to the date of grant; (ii) the applicable Federal interest rate for the month of grant (as published by the U.S. Department of the Treasury); (iii) the maximum term of the Options (but without giving effect to any extension that may result from the application of the provisions of paragraph (c) of Section 6 hereof); (iv) the exercise prices of such Options; and (v) the fair market value of the Common Stock on the day before the grant date (as determined in accordance with paragraph (a) of Section 6 hereof).

(d)     Plan Applicable. Except as modified by the preceding provisions of this Section 9, Awards granted to Outside Directors shall remain subject to all provisions of this Plan applicable to Awards generally.

(e)     Other Outside Director Compensation. Nothing in this Section 9 shall preclude the payment by the Company or any Parent Corporation or Subsidiary to Outside Directors of any other form of compensation, including the granting of Options or Restricted Shares pursuant to other provisions of this Plan.

10.    General Award Restrictions.

(a)     Investment Representations. The Company may require any person to whom an Award is made, as a condition of such Award, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the Award for such person’s own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with applicable Federal and State securities laws.

(b)     Special Conditions to Issuance of Shares. Each Award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares of Common Stock subject to such Award upon any securities exchange or under any State or Federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of such shares thereunder, such shares may not be issued unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

11.    Recapitalization.

        In the event that the outstanding shares of Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, stock dividend, combination or subdivision, appropriate adjustment shall be made in the number and kind of shares available under this Plan and under any Options granted under this Plan. Such adjustment to outstanding Options shall be made without change in the total exercise price applicable to the unexercised portion of such Options, but a corresponding adjustment in the applicable Option exercise price per share shall be made. No such adjustment shall be made which would, within the meaning of any applicable provisions of the Code, constitute a modification, extension or renewal of any Option or a grant of additional benefits to the holder of an Option.

12.    Reorganization or Change in Control of the Company.

(a)     Reorganization. In case (i) the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, (ii) all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation or (iii) of a reorganization or liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company, shall, as to outstanding Options, either (x) make appropriate provision for the protection of any such outstanding Options by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect of the shares of Common Stock of the Company, provided that no additional benefits shall be conferred upon holders of Options as a result of such substitution, and the excess of the aggregate fair market value of the shares subject to any Option immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such Option immediately before such substitution over the purchase price thereof, or (y) upon written notice to the holders of Options, provide that all unexercised Options must be exercised within a specified number of days of the date of such notice or they will be terminated. In any such case, the Board of Directors may, in its discretion, accelerate the exercise dates of outstanding Options; provided, however, that paragraph (b) below shall govern acceleration of exercisability of Options with respect to the events described in clauses (i), (ii) and (iii) of such paragraph.

(b)     Change in Control. In case (i) of any consolidation or merger involving the Company if the shareholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the shares of Common Stock immediately before such merger or consolidation; (ii) of any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company or assets representing over 50% of the operating revenue of the Company; or (iii) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who was not, on April 21, 1995, a “controlling person” (as defined in Rule 405 under the Securities Act of 1933, as amended) (a “Controlling Person”) of the Company shall become (x) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of over 50% of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally or (y) a Controlling Person of the Company, all outstanding Awards, regardless of the date of such Awards, shall (A) in the case of Options, immediately become exercisable with respect to 100% of the shares of Common Stock subject to such Options and (B) in the case of Restricted Shares, immediately become fully vested and no longer subject to any forfeiture unless otherwise provided in the applicable Award Agreement.

13.    No Special Employment Rights.

        Nothing contained in this Plan or in any Award Agreement shall confer upon any Award recipient any right with respect to the continuation of such person’s employment by the Company (or any Parent Corporation or Subsidiary) or interfere in any way with the right of the Company (or any Parent Corporation or Subsidiary), subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Award recipient from the rate in existence at the time of the Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination or cessation of employment for purposes of this Plan or any Award shall be determined by the Board of Directors.

14.    Other Employee Benefits.

        The amount of any compensation deemed to be received by an employee as a result of any Award (including the exercise of an Option, or the sale of shares of Common Stock received upon such exercise or of Restricted Shares) will not constitute “earnings” with respect to which any other employee benefits of such employee are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

15.    Definitions.

(a)     Subsidiary. The term “Subsidiary” as used in this Plan shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes only of Awards of Non-Statutory Options or Restricted Shares, the term “Subsidiary” shall also mean any partnership or limited partnership of which the Company or any Subsidiary controls 50% or more of the voting power, or any corporation in an unbroken chain of Subsidiaries if each of the Subsidiaries other than the last Subsidiary in the unbroken chain either owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations or controls 50% or more of the voting power of any such partnership or limited partnership in such chain.

(b)     Parent Corporation. The term “Parent Corporation” as used in this Plan shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in such chain.

(c)     Employment. The term “employment”, as used in this Plan and in any Award Agreement, shall, unless the context otherwise requires, be defined in accordance with the provisions of Section 1.421-7(h) of the Federal Income Tax Regulations (or any successor regulations).

16.    Amendment of this Plan.

        The Board of Directors may at any time and from time to time modify, amend or terminate this Plan in any respect, except to the extent stockholder approval is required by law. The termination or any modification or amendment of this Plan shall not, without the consent of an Award recipient, affect such Award recipient’s rights under any Award Agreement unless such Agreement so specifies. With the consent of the Award recipient affected, the Board of Directors may amend outstanding Award Agreements in a manner not inconsistent with this Plan. The Board of Directors shall have the right to amend or modify the terms and provisions of this Plan and of any outstanding Incentive Stock Options granted under this Plan to the extent necessary to qualify any or all such Options for such favorable Federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code.

17. Withholding.

        The Company’s obligation to deliver Restricted Shares awarded, or shares deliverable upon the exercise of any Option granted, under this Plan shall be subject to the Award recipient’s satisfaction of all applicable Federal, State and local income and employment tax withholding requirements.

18.    Duration of this Plan.

        Unless earlier terminated by the Board of Directors, this Plan shall terminate upon the earlier of (i) the close of business on March 31, 2008 or (ii) the date on which all shares available for issuance under this Plan shall have been issued pursuant to the exercise of Options granted under this Plan and/or are no longer subject to forfeiture pursuant to the terms of any applicable Award Agreement. If the date of termination is determined under (i) above, then Awards outstanding on such date shall continue to have force and effect in accordance with the provisions of the Award Agreements evidencing such Awards.

Adopted on April 1, 1998 by the Board of Directors; amended on May 29, 1998 by the Board of Directors; approved by the stockholders on May 29, 1998; amended as of April 26, 1999 by the Board of Directors; approved by the stockholders on June 10, 1999; amended as of December 5, 2001 by the Board of Directors; amended as of February 5, 2002 by the Board of Directors; amended as of April 24, 2002 by the Board of Directors; approved by the stockholders on May 30, 2002.

Exhibit 5.1

May 15, 2003

i-STAT Corporation104
Windsor Center DriveEast
Windsor, NJ 08520

Re: i-STAT Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for i-STAT Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”), relating to 2,000,000 shares (the “Shares”) of common stock, par value $0.15 per share (the “Common Stock”) of the Company which may be issued upon the exercise of options granted under the Company’s Equity Incentive Plan (the “Plan”). You have requested that we furnish our opinion as to the matters set forth below.

In this connection we have examined the Registration Statement as filed with the Commission as of the date hereof, the Restated Certificate of Incorporation of the Company, as amended (“the Certificate”) and the By-laws of the Company (the “By-laws”), each as in effect as of the date hereof, and records of corporate proceedings of the Company (the “Board Resolutions”), the Plan, and such other documents as we have deemed relevant as a basis for this opinion, in each case as made available to us by the Company. In addition, we have examined a certificate of an Officer or the Company (the “i-STAT Certificate”) certifying; (i) the By-laws; (ii) the Board Resolutions; and (iii) the Certificate.

We have assumed the legal capacity to sign and the genuineness of all signatures of all persons executing instruments or documents examined or relied upon by us and have assumed the conformity with original documents of all documents examined by us as copies of such documents.

Based upon the foregoing, we are of the opinion that the Shares will, upon issuance in accordance with the provisions of the Plan, be validly issued, fully paid and nonassessable.

We hereby consent to the reference to this firm contained in Item 5 of the Registration Statement, under the caption “Interests of Named Experts and Counsel” and to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Paul Hastings Janofsky and Walker LLP
Paul Hastings Janofsky and Walker LLP

Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 5, 2003 relating to the financial statements and financial statement schedules of i-STAT Corporation, which appear in i-STAT Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Florham Park, New Jersey
May 15, 2003